SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   Form SB - 2

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 FIRST AMENDMENT

                               TELCOM DIRECT, INC.
             (Exact name of registrant as specified in its charter)

     Nevada                               5056                  51-0437237
--------------------------------------------------------------------------------
(State or other jurisdiction of (Primary Standard Industrial (IRS Employer incorporation or organization) Classification Code Number) identification No.)


                           4790 Caughlin Pkwy, Ste 387
                               Reno, Nevada 89509
                                  775-827-4557
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Charles J. Smith
                           4790 Caughlin Pkwy, Ste 387
                                 Reno, Nv 89509
                                  775-827-4557
--------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
 Title of each                   Proposed           Proposed
    Class of                     Maximum            Maximum          Amount of
 Securities to   Amount to be    Offering Price     Aggregate       Registration
 be Registered   Registered      per Share (1)(2)   Offering Price      Fee

--------------- -------------- ------------------ ----------------- ------------
 Common Stock     1,039,000              $0.15          $155,850       $19.75

=============== ============== ================== ================= ============

Telcom hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS

                        1,039,000 shares of common stock

                               TELCOM DIRECT, INC.
                           4790 Caughlin Pkwy, Ste 387
                                 Reno, Nv 89509
                                  775-827-4557

    1,039,000 shares of common stock of Telcom Direct, Inc. ($0.15 per share)

This is an offering of 1,039,000 shares of common stock by the selling shareholders. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.15 per share for an aggregate amount of $155,850 of securities offered. The price of $0.15 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. See "Risk Factors," which begins on page 7.

Neither the SEC nor any state securities commission has approved or disapproved these securities, passed upon the adequacy or accuracy of this prospectus, or made any recommendation that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 12, 2004.

                                TABLE OF CONTENTS

PART I - Summary Information and Risk Factors..

Prospectus Summary.............................................................5
The Offering...................................................................5
Summary of Financial Information...............................................6
Risk Factors...................................................................6
Forward-Looking Statements.....................................................9
Use of Proceeds................................................................9
Determination of Offering Price................................................9
Dilution......................................................................10
Selling Security Holders......................................................10
Plan of Distribution..........................................................12
Legal Proceedings.............................................................14
Directors, Executive Officers, Promoters and Control Persons..................15
Security Ownership of Certain Beneficial Owners and Management................16
Description of Securities.....................................................16
Interests of Named Experts and Counsel........................................16
Description of Business.......................................................17
Management's Discussion and Analysis or Plan of Operation.....................24
Description of Property.......................................................26
Certain Relationships and Related Transactions................................27
Market for Common Equity and Related Shareholder Matters......................27
Dividend Policy...............................................................27
Executive Compensation........................................................27
Shares Eligible for Future Sale...............................................27
Legal Matters.................................................................28
Securities Act Indemnification Disclosure.....................................28
Experts.......................................................................28
Transfer Agent................................................................28
Changes in and Disagreements with Accountants on Accounting and Financial
   Disclosures................................................................28

PART II - Financial Statements................................................29

PART III - Information Not Required in Prospectus.............................46
  Indemnification of Officers and Directors...................................46
  Other Expenses of Issuance and Distribution.................................47
  Recent Sales of Unregistered Securities.....................................47
  Exhibits....................................................................47
  Undertakings................................................................48

Signatures....................................................................49

PART I - SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY
-------------------
Unless the context indicates otherwise, all references in this prospectus to "we," "us" or "Telcom," refer to Telcom Direct, Inc., a corporation formed under the laws of the State of Nevada on December 6, 2002.

Telcom is a company engaged in the business of the purchase of new and used telephone equipment and the retail sale of new and used phone equipment. We will also conduct business on the Internet. The potential customer can view numerous pre-configured business systems or simply review the online catalog for individual items.

We offer a full line of products from manufacturers with a particular emphasis on Northern Telecom (Nortel). Business products and services offered include complete telephone and voice mail systems; computer-networking as well as voice/data wire and cable; all products are offered both new and reconditioned.

Our executive offices are located at 4790 Caughlin Pkwy, Ste 387, Reno, Nevada 89509. Our telephone number is 775-827-4557.


THE OFFERING
------------

Securities Offered: Up to 1,039,000 shares of common stock. The securities being offered are those of the existing shareholders only.


Priceper share:     $0.15 as determined by the selling  shareholders.  The price of $0.15 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. With respect to certain shareholders, the price of $0.15 per share is 150 times the price such shareholders initially paid for their shares.

Securities Issued
And  Outstanding:   5,007,000 shares of common stock were issued and outstanding as of the date of this prospectus.

Use of Proceeds:    We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Plan of
Distribution:       We are unaware of the nature and timing of any future  sales of our common stock by existing security shareholders.


Registration Costs: We  estimate  our total  offering  registration  costs to be
                    $27,969.75. To the extent that such costs exceed the amount of our working capital, our sole officer and director, Charles J. Smith shall make us a non-interest bearing shareholder loan to be paid back at such time our revenues will allow.

SUMMARY OF FINANCIAL INFORMATION
---------------------------------

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

Income Statement                       2004           2003
                                   -----------    -----------
Revenues                             $ 16, 933       $ 47,422
Net Income (Loss)                    $ (15,923)      $ (2,223)
Net Income (Loss) per Share          $    a          $     a

Balance Sheet
Total Assets                         $  4,356         $26,937
Total Liabilities                                     $18,658
Shareholders' Equity (Deficit)       $   4,356        $26,937
                                   ===========    ===========
a = less than $0.01


RISK FACTORS
-------------
The securities offered are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following material risk factors among other things, as well as all other information set forth in this prospectus.

Our auditor has raised doubt about our ability to continue as a going concern.

As set forth in Note 1 to the consolidated financial statements, the consolidated financial statements contained in this report have been prepared on a "going concern" basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In conjunction with their 2003 year end audit, our independent accountants have issued an audit opinion with respect to our 2003 consolidated financial statements which includes an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are an early-stage company with little or no operations and no full-time employees that may never successfully execute our business plan.

We are a very early-stage company with little or no operations. We are less than two years old and have only two employees, neither of whom devotes their full-time efforts to us. We are in the early stages of executing our business plan and do not have currently, and may never successfully develop an operational website for Internet sales. If we fail to successfully execute our business plan, investors could lose their entire investment.

Lack of acceptance and effectiveness of Internet Electronic Commerce may affect our ability to market our products.

Our success in marketing our products on-line, as well as through other mediums will be dependent on consumer acceptance of e-retailing and an increase in the use of the Internet for e-commerce.

If the markets for e-commerce do not develop or develop more slowly than we expect, our e-commerce business may be harmed. If Internet usage does not grow, we may not be able to realize revenues in 2004 from Internet advertising and sponsorships, which also may harm both our retail and e-commerce businesses. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and e-commerce is uncertain. A number of factors may inhibit the growth of Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and limited availability of cost-effective, high-speed access. If these or any other factors cause use of the Internet to slow or decline, our results of operations could be adversely affected.

Unreliability of Internet infrastructure may affect our ability to market our products.

If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of our website (under construction) may be reduced. Even if the Internet infrastructure is adequately developed and maintained, we may incur substantial expenditures in order to adapt our services and products to changing Internet technologies. Such additional expenses could result in reducing the amount of our available working capital.

Transactional security concerns may affect our ability to market our products.

A significant barrier to Internet e-commerce has been the problems encountered in the secure transmission of confidential information over public networks. Any breach in security could cause interruptions and would negatively affect our ability to market our products and would cause a decrease in our revenues.

Governmental regulation of communications equipment and the Internet may affect our ability to sell our products.

The equipment we sell must meet standards as set forth by the U.S. Federal Communications Commission. If new or additional regulations are enacted, then they could have an adverse affect on our business. Until such regulations are proposed, we are unable to predict the nature of any such affect.

Possible future consumer legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with the telecommunication business, the extent of which cannot be predicted.

Laws and regulations may be adopted in the future that address issues including user privacy, pricing, taxation and the characteristics and quality of products and services sold over the Internet. Possible future consumer legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with our business, the extent of which cannot be predicted.

Competition in selling communications equipment may affect our ability to retain and hold customers and our revenues would decrease.

We face significant competition from other companies selling communications equipment, including those selling refurbished equipment. Other firms in this field are much larger and better capitalized than we are and have established customer bases. As a result, many of our present and potential competitors are likely to enjoy substantial competitive advantages, including more fully-developed e-commerce opportunities, larger technical and production staffs, and substantially greater financial, marketing, technical and other resources. Such competition could result in reduced margins or loss of market share, any of which could harm our business. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, and our revenues will decrease.

Control by officers and directors over our affairs may override wishes of other stockholders.

Our sole officer and director, Charles J. Smith, beneficially owns approximately 79% of the outstanding shares of our common stock. As a result, Mr. Smith has the ability to exercise significant influence over all matters requiring stockholder approval. Accordingly, it could be difficult for the investors hereunder to effectuate control over our affairs. Therefore, it should be assumed that Mr. Smith, by virtue of his stock holdings, shall be able to control the affairs and policies of our company.

Potential conflicts of interest may affect the ability of our sole officer and director to make decisions in the best interests of our company.

Our sole officer and director, Charles J. Smith, has other interests to which he devotes time, either individually or through partnerships and corporations in which he has an interest, holds an office, or serves on boards of directors, and will continue to do so notwithstanding the fact that management time may be necessary to the business of Telcom. As a result, conflicts of interest may exist between Telcom and our officers and/or directors, which may not be susceptible to resolution. As we go forward and grow the company additional officers and directors will be added to participate in the decision making process.

Sale of shares eligible for future sale could cause a substantial decline in our market price.

All of the 3,968,007 shares of common stock which are currently held, directly or indirectly, by Charles J. Smith have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person, or persons whose shares are aggregated, who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of the company, as defined, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that current public information is then available. If a substantial number of the shares owned by these shareholders were sold under Rule 144 or a registered offering, the market price of our common stock could substantially decline.

Shareholders could experience substantial dilution if we issue additional equity securities.

Over the next twelve (12) months, we intend to issue additional shares of our equity securities to raise additional cash to expand our operations. If we issue additional shares of our capital stock, shareholders will experience dilution in their respective percentage ownership in our company.

There is no public market for our common stock and there can be no assurance that our common stock will ever be publicly traded or appreciate significantly in value and our investors may not be able to liquidate their shares and could lose their entire investment.

There is no public market for shares of our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. No assurance can be given that we will receive regulatory approval to list our stock for trading on any public exchange. If our common stock becomes publicly traded, no assurance can be given that our common stock will ever be traded on an established national securities exchange or that our business strategy will be well received by the investment community. As a result, investors in our common stock may not be able to liquidate their shares and could lose their entire investment.

We have no present intention to pay dividends.

We have never paid dividends or made other cash distributions on the common stock, and do not expect to declare or pay any dividends in the foreseeable future. We intend to retain future earnings, if any, for working capital and to finance current operations and expansion of its business.

Penny stock regulations may have the effect of reducing the trading activity in the secondary market for our stock that becomes subject to those penny stock rules.

FORWARD-LOOKING STATEMENTS
---------------------------
You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions, which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

USE OF PROCEEDS
----------------
We will not receive the proceeds from the sale of any of the 1,039,000 shares offered by the selling shareholders. We are, however, paying the costs of registering those shares.

DETERMINATION OF OFFERING PRICE
-------------------------------
The shareholders set the offering price of the common stock at $0.15 per share, which in certain instances represents 150 times the initial price some shareholders initially paid for such shares. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept. The price of $0.15 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

DILUTION
----------
Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELLING SECURITY HOLDERS
------------------------
The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of August 12, 2004, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The following  table provides as of August 12, 2004,  information  regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

1.   The number of shares owned by each prior to this offering;
2.   The total number of shares that are to be offered for each;
3. The total number of shares that will be owned by each upon completion of the offering;
4.   The percentage owned by each; and
5.   The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 5,007,000 shares outstanding on August 12, 2004.


Selling Shareholders             Shares of   Shares of  Shares of  Percentage   Percentage
                                 Common      Common     Common     of Common    of Common
                                 Stock       Stock      Stock      Stock        Stock
                                 Owned       to be      Owned      Owned        Owned
                                 Prior to    Offered    After the  Before the   After the
                                 Offering    for Sale   Offering   Offering     Offering
------------------------------------------ ----------- ---------- ----------- ------------
Davod S. Acred                         500          500         0         Nil       0.00%
Alamo Planning (9)                 245,000      245,000         0       4.89%       0.00%
Chris Allen                            500          500         0         Nil       0.00%
William Beaver                         500          500         0         Nil       0.00%
Alan Beckley                         1,000        1,000         0         Nil       0.00%
Nicole Borde                           500          500         0         Nil       0.00%
Cynthia Burg                           500          500         0         Nil       0.00%



                                       10


Selling Shareholders - Continued



Selling Shareholders             Shares of   Shares of  Shares of  Percentage   Percentage
                                 Common      Common     Common     of Common    of Common
                                 Stock       Stock      Stock      Stock        Stock
                                 Owned       to be      Owned      Owned        Owned
                                 Prior to    Offered    After the  Before the   After the
                                 Offering    for Sale   Offering   Offering     Offering
------------------------------------------ ----------- ---------- ----------- ------------
Elaine Burg                            500          500         0         Nil       0.00%
Gerald A. Burg                         500          500         0         Nil       0.00%
Scott Burg                             500          500         0         Nil       0.00%
Stephen F. Burg                        500          500         0         Nil       0,00%
Laura Cataldo                        1,000        1,000         0         Nil       0.00%
Corey Crawford                         500          500         0         Nil       0.00%
The Cyprus Living Trust (1)          1,000        1,000         0         Nil       0.00%
Jesse Davidson                       1,000        1,000         0         Nil       0.00%
Peter deKrey                           500          500         0         Nil       0.00%
Robert Dingfield                     1,000        1,000         0         Nil       0.00%
Daniel Drorbaugh                       500          500         0         Nil       0.00%
Eurostar International Corp.         5,000        5,000         0         Nil       0.00%
(2)
Clark Fox                              500          500         0         Nil       0.00%
Melinda Fox                            500          500         0         Nil       0.00%
Christa Geralde                      5,000        5,000         0         Nil       0.00%
Georgette Geralde                    5,000        5,000         0         Nil       0.00%
Diane Hawkins                          500          500         0         Nil       0.00%
Vince Hawkins                          500          500         0         Nil       0.00%
Henson Construction, Inc.(3)       245,000      245,000         0        4.89%      0.00%
Peter Jacobs                           500          500         0         Nil       0.00%
Natalie Krygier                        500          500         0         Nil       0.00%
Thomas Krygier                         500          500         0         Nil       0.00%
Veronica Loux                          500          500         0         Nil       0.00%
Marta Magness                          500          500         0         Nil       0.00%
Lynne A. Marzonie                      500          500         0         Nil       0.00%
Joseph Miller                          500          500         0         Nil       0.00%
Kimberly Miller                        500          500         0         Nil       0.00%
Nevada Support,                    245,000      245,000         0        4.89%      0.00%
Inc.(4)
NVP Resources,                         500          500         0         Nil       0.00%
Inc.(5)
William D. O'Neal(6)                 5,000        5,000         0         Nil       0.00%
Micheline Oliver                       500         500          0         Nil       0.00%
Norman Oliver                          500          500         0         Nil       0.00%
Kristin Sanley                         500          500         0         Nil       0.00%
Bethany Selleck                        500          500         0         Nil       0.00%
Daryl Selleck                          500          500         0         Nil       0.00%
Daryl Jack Selleck                     500          500         0         Nil       0.00%
Dave Selleck                           500          500         0         Nil       0.00%
David J. Selleck                       500          500         0         Nil       0.00%
Natalie Shahraran                    1,000        1,000         0         Nil       0.00%
Leon Slade                             500          500         0         Nil       0.00%
Mark Smee                              500          500         0         Nil       0.00%
Michael Smith                        5,000        5,000         0         Nil       0.00%
Ramona Smith                         5,000        5,000         0         Nil       0.00%
Karen Sotomayor                        500          500         0         Nil       0.00%
Brooks Stark                           500          500         0         Nil       0.00%
Johan Stark                            500          500         0         Nil       0.00%


                                       11

Selling Shareholders - Continued



Selling Shareholders             Shares of   Shares of  Shares of  Percentage   Percentage
                                 Common      Common     Common     of Common    of Common
                                 Stock       Stock      Stock      Stock        Stock
                                 Owned       to be      Owned      Owned        Owned
                                 Prior to    Offered    After the  Before the   After the
                                 Offering    for Sale   Offering   Offering     Offering
------------------------------------------ ----------- ---------- ----------- ------------
Strategic                          245,000      245,000         0       4.89%       0.00%
  Strategies, Inc.(7)
Vail Investments,                    1,000        1,000         0         Nil       0.00%
  LLC(8)
Aaron White                          1,000        1,000         0         Nil       0.00%
Diane Whitmore                         500          500         0         Nil       0.00%
William H. Whitmore                    500          500         0         Nil       0.00%
David Young                            500          500         0         Nil       0.00%
Philip M. Young                        500          500         0         Nil       0.00%
========================================== ============ ========= =========== ===========
         Total                   1,039,000    1,039,000         0        100%       0.00%
========================================== ============ ========= =========== ===========


(1)  Nina Krauchenko is the Trustee of the Cyprus Living Trust

(2) Eurostar International Corp. is a Delaware corporation controlled by Gloria Pantalakis.

(3)  Henson Construction, Inc. is a Nevada corporation controlled by Roger Olack

(4)  Nevada Support, Inc. is a Nevada corporation controlled by Todd Fuller.

(5)  NVP Resources, Inc. is a Nevada corporation controlled by Nick Pelletier.

(6)  William D. O'Neal is our corporate legal counsel.

(7) Strategic Strategies, Inc. is a Nevada corporation controlled by Michael Anderson.

(8) Vail Investments, LLC is a Nevada limited liability company controlled by Nina Krauchenko.

(9)  Alamo Planning is a Nevada Corporation controlled by Ramona Smith



Except as otherwise disclosed in footnote 6 above, to our knowledge, none of the selling shareholders:


1. Has had a material relationship with Telcom other than as a shareholder as noted above at any time within the past three (3) years;
2.   Has ever been an officer or director of Telcom; or
3.   Are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION
---------------------
The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2.   in privately negotiated transactions; or
3.   in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.15. The price of $0.15 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resale's by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have ours share of common stock registered on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.15 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by the market conditions. Selling shareholders may also sell in private transactions. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers' fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

Further, prior to the involvement of any broker-dealer in the offering of our shares for sale pursuant to this Registration Statement, such broker-dealer must seek and obtain clearance from the NASD Corporate Financing Department.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase our common stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.


LEGAL PROCEEDINGS
-----------------
We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
-------------------------------------------------------------
The directors and executive officers currently serving the Company are as follows:

 Name                Age        Position       Term  Commenced     Term  Expires
------------------- ------ ------------------ ---------------- -----------------
 Charles  J.  Smith  56    Director/President December 6, 2003  December 5, 2004

------------------- ------ ------------------ ---------------- -----------------

Mr. Smith may be deemed a "promoter" of Telcom, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No executive officer or director of the corporation has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

No executive officer or director of the corporation is the subject of any pending legal proceedings.

Mr. Smith currently devotes approximately 50% of his time to the business of our company.

Charles J. Smith, Age 56, Director/President

Mr. Smith has twenty-five years' experience as both an entrepreneur and consultant, with an emphasis on telecommunications business development and marketing strategies. From 1997 through June 2002 Mr. Smith served as President of Communications Plus, a provider of new and refurbished telephone equipment to the industry trade. From 1993 to 1996, Mr. Smith served as Executive Vice President of Cancall Cellular Communication. Cancall specialized in providing pre-paid cellular services to the credit challenged and rentals to the business traveler and international tourist, utilizing state of the art technology. Mr. Smith negotiated numerous airtime contracts with carriers such as Bell NYNEX, Airtouch, AT&T Wireless, GTE Wireless, Bell South and others, and personally operated corporate locations in Los Angeles, CA; San Francisco, CA; San Diego, CA; Las Vegas, NV; Hawaii; Washington, D.C. and Philadelphia and Pittsburgh, PA. Mr. Smith currently serves as a consultant to Gateway Access Solutions, a provider of wireless telecommunications. Mr. Smith does not serve as an officer and/or director of any other public company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
---------------------------------------------------------------
The following tables set forth, as of August 12, 2004, certain information with respect to the beneficial ownership of our common and preferred stock by (i) each director and officer of the Company, (ii) each person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.


Title of Class                     Name and Address of  Amount and Nature of  Percent of
                                   Beneficial Owner     Beneficial Ownership   Class
---------------------------------- -------------------- --------------------- ----------
Common                             Charles J. Smith          3,968,000 shares     78.75

Total Directors/Officers/5%Owners                            3,968,000 shares     78.75%
---------------------------------- -------------------- --------------------- ----------


DESCRIPTION OF SECURITIES
--------------------------
The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, as amended, and by the applicable provisions of Nevada law.

The authorized capital stock of Telcom consists of 25,000,000 shares of common stock having a par value of $.001 per share.

                                  Common Stock

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.


INTERESTS OF NAMED EXPERTS AND COUNSEL
---------------------------------------
No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in Telcom.

DESCRIPTION OF BUSINESS
-----------------------
                                   The Company

Telcom was incorporated in the State of Nevada in December 2002. Our principal offices are located at 4790 Caughlin Pkwy, Ste 387, Reno, Nevada 89509. Our telephone number is 775-827-4557. Our fax number is 775-827-4552.

                                  The Business

With two years of limited operations and a need for additional funding in the form of debt or equity to provide the necessary working capital to achieve our goals we remain optimistic in our approach towards building our business and creating shareholder value. However, at this point in time we have insufficient cash flow to meet our cash requirements through 2004 and there can be no assurance we will continue to meet our cash requirements beyond the end of 2004.

We intend to grow additional revenues through the acquisition of other telecom companies, which integrate into our overall business plan. To date, we have not yet identified any such companies or entered into any negotiations with any potential acquisition candidate. An acceptable acquisition candidate might be in the form of another dealer offering additional products and services such as "Lucent" or "Avaya" both well-known competitors to the Nortel product lines. To date, Mr. Smith, nor any of his affiliates and associates, have had any preliminary contact or discussions with, and there are no present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of any acquisition or merger contemplated herein.

Our principal business is the purchase of new and used telephone equipment and the retail sale of new and used phone equipment. We have identified the Internet as the best way to present our company and its products to the small business community. Our marketing efforts are currently directed towards the "professional" office, i.e. Doctors, Attorneys, Architects, etc who can best utilize the most innovative communications products available at reasonable cost. We have had positive results in our test markets with classified ads in the American Medical Association Journal (JAMA.) We feel with an adequate advertising budget we can routinely advertise in most "professional" trade publications and point the potential customer to our interactive web site. Some of the features we are currently developing for our web site are:

                               Public Web Services

o        New Customer Acquisition and Setup
o        Automated System Configuration Assistance
o        Moderated Equipment Auctions
o        Audio Help and "How To"
o        News Releases
o        Equipment Information and Illustrations
o        Online Purchase Requests
o        Online Order Status
o        Change Requests
o        Customer Service (human and automated)
o        Product Catalogs and Availability

                                   Bulk eMail
o        Targeted Marketing
o        Automated eMail responses
o        Automated database updating from eMail

                  Business Relationship Management Web Services

o        Connections with Equipment Manufacturer Sites
o        Connections (links) from and to the Telcom Direct business partners (InterConnects - installers)
o        Online Invoice tracking for Vendors and InterConnects

We currently offer a full line of products from Northern Telecom (Nortel, Norstar). Business products and services offered include complete telephone and voice mail systems; computer-networking as well as voice/data. Our most requested products are Norstar telephony solutions for small-to-medium businesses and branch offices, with growth up to 248 ports (192 stations). This fully digital platform brings together all your communications - voicemail, fax, email, computer and telephone - right at your desktop. Advanced integrated applications include enhanced call centers and computer telephony integration.

The Norstar Integrated Communications Systems (ICS) portfolio includes three systems, with growth up to 248 ports. The systems are the Norstar 3x8 ICS, Norstar Compact ICS, and Norstar Modular ICS.

The Norstar VoIP Gateway enables IP migration of existing Norstar Compact and Modular Integrated Communications Systems so that voice and fax communications can be handled over the data infrastructure, offering significant cost savings and easy implementation of transaction-based and integrated applications.

The Business Series Terminals portfolio ranges from an entry-level, single-line telephone designed for public areas, to a multi-line, display-telephone for high call volume users; as well as a cordless phone, audioconferencing unit, and doorphone.

The Norstar Call Centers use digital technology to provide full integration with the Norstar telephone sets and reduce the number of ports required, supporting from 2 to 120 lines, and 2 to 80 agents.

The Messaging suite of products and applications designed for small to mid-size businesses, from under 10 to as many as 1,000 employees. Applications include voicemail, desktop messaging, fax messaging, and digital networking.

The Computer Telephony Integration (CTI) applications include screen pops, voicemail and email management, on-screen point-and-click telephone directories, remote access to communications resources for telecommuters and frequent travelers, intelligent call routing and control, and database integration.

At this time while we are still in the developmental stage of our web site we would "point" our customer to the Nortel Networks website for on-line brochures and catalogs to preview their individual needs to better "configure or design"
the      proper       system      for      them.       This      website      is
http://www.nortelnetworks.com/products/customers/smb/.

We also offer in-person relationships with corporate and institutional customers; telephone and online technical support; and next-day, on-site product service. Utilizing a simple concept: that by selling small business telephone systems directly to customers, we can best understand their needs and provide the most effective telecommunications solutions to meet those needs. In the future we will be enhancing and broadening the fundamental competitive advantages by increasingly applying the efficiencies of the Internet to our entire business.

Growth in the telecommunications market is fueled by a number of factors:
U.S. Spending on enterprise voice and data communications equipment totaled $94 billion in 2003, up 3.9 percent over 2002 after two years of flat growth, according to TIA's 2004 Telecommunications Market Review and Forecast, an annual publication produced by the Telecommunications Industry Association (TIA). Spending is projected to continue expanding at a 6.7 compound annual growth rate (2004-2007) to $122 billion in 2007.

Much of the growth can be attributed to the long-anticipated migration to convergence technologies gaining momentum in 2003, driven by the need to enhance productivity, reduce costs and upgrade the enterprise network to accommodate new applications and technologies. This rise in enterprise equipment spending reflects improving economic conditions and increased interest in Internet Protocol (IP)-based systems to replace aging equipment. The small to medium-sized business market, for example, will become a more important source of spending as companies upgrade their technological infrastructure to be competitive.

"IP applications are driving virtually all segments," stated TIA President Matthew J. Flanigan. "In fact, our data show that IP traffic is growing at more than 70 percent annually, and revenues for IP applications services, such as Web conferencing, are growing even faster. Enterprises will continue to spend on IP equipment, Gigabit Ethernet and network security." Other projections for the enterprise voice/data equipment market include:


o Although IP-PBX systems have been available and shipping for more than four years, circuit-switched PBXs and traditional station equipment still dominate the market. Due to increased IP traffic needs, however, IP PBXs, IP-enabled key telephone systems (KTS), IP Centrex and IP call centers are expanding rapidly. IP-PBX line shipments are expected to grow 35 percent in 2004 to 2 million lines.

o After declining for four years, voice processing equipment will grow at mid-single-digit rates through 2007 to reach $7.5 billion.

o Internetworking equipment is projected to grow at rates in excess of 7 percent from 2005-2007, after a 6.1 percent growth in 2004.

o Videoconferencing equipment will grow 22.2 percent in 2004 to reach $700 million.


Spending on services in support of enterprise networks and customer premises equipment (CPE) totaled $216.4 billion in 2003 and is expected to increase 13.9 percent to $246.5 billion in 2004, according to TIA's 2004 Telecommunications Market Review and Forecast. Healthy double-digit growth is predicted to continue at a 15.5 percent compound annual growth rate (CAGR) from 2004-2007, reaching $384.9 billion in 2007.

The market for service and support of CPE and enterprise network systems has grown dramatically in recent years and is expected to continue with the rebound in spending on voice and data equipment. Convergence, the development of new products and technologies, the adoption of open standards, and increased interoperability of equipment from different vendors have increased the options available to enterprise network managers. These developments have also increased the expertise needed to design, integrate and customize systems to meet enterprise needs.

"Not only has new and improved technology fueled the demand for support services, but enterprises have increasingly looked outside for IT support in order to streamline operations and improve profits," says TIA President Matthew
J. Flanigan. "Since it is difficult for in-house staff to keep up with the latest developments and available solutions, enterprises have turned to professional service providers to help them design, install, maintain, repair, integrate and support their network systems. Consequently, you will continue to see a steady stream of spending in this market category."

The market for servicing and maintaining equipment comprises three categories: basic service and support; professional services; and depot repair, logistics and other services. Basic service and support consists of field maintenance and repair and help desk and technical support. Professional services -- the largest of the three categories -- cover planning and design, installation and integration, education and training, network consulting, software support, continuity and disaster recovery, and network management. Depot repair, logistics and other support services include depot repair, upgrades, moves, adds and changes, and turnkey services. Spending on services supporting enterprise network systems (data) will make up almost 83 percent of the market with $204.3 billion in spending expected in 2004, compared with $42.2 billion for CPE services (voice).

Furthermore, services spending to support enterprise network systems will continue to outpace that for CPE support services, with a CAGR of 16.6 percent versus 9.8 percent. Services spending in support of enterprise network systems is projected to reach $328.7 billion in 2007, compared with $56.2 billion for CPE support services TIA's 2004 Telecommunications Market Review and Forecast provides an overview of telecom's interrelated market segments including network services, enterprise and consumer, mobile and wireless communications, and international markets. We arrange for system installation and management guides customers through technology transitions.. We design and customize products and services to the requirements of the organizations and individuals purchasing them and also sell an extensive selection of peripheral hardware and expansion software.

Our customer service differentiates us from our competitors. At the heart is our unique direct-to-customer business model. "Direct" refers to our relationships with our customers. There are no retailers or other resellers adding unnecessary time and cost, or diminishing our understanding of customer expectations.

o Price for Performance- we offer our customers powerful, richly configured systems at competitive prices.

o Customization - Every system is built to order. Customers get exactly what they want and need.

o Reliability - we use knowledge gained from direct customer contact before and after the sale to provide reliability and tailored customer service.

o Purchasing Philosophy - We have developed a "just in time" purchasing philosophy to satisfy the "just in time" needs of the business telephone end users. No need for our customer to pre-pay weeks in advance for equipment. We can deliver product the very next day if necessary from one of our selected vendors. No need for us to carry significant inventory or pay double shipping costs when we can "drop ship" it.

                                Industry Overview

There is currently an increasing telecommunications aftermarket, a market that provides a lifeline of affordable technology to the mid-size company on a worldwide basis. However, with all the recent changes in technology and the increased demand for affordable product we believe can participate in this industry growth.

Today's technology empowers people by giving them immediate access to information required to complete a task, thereby allowing them to be more efficient and thus more productive. Also, the spectrum of technology is so vast that people can pick and choose the applications that are appropriate for their specific use, supporting continued growth in traditional technologies as well as emerging markets.

                             Company Market Strategy

Driven by the need to compete against the giants of their industry on a cost effective basis, small to mid-size companies want and need the best tools technology has to offer. Unfortunately, not all companies can afford them "NEW" or pay "RETAIL" prices.

Telcom can make these necessary tools available and affordable to companies of all sizes. We have identified the telecommunications aftermarket as a stepping-stone to gaining market share. In addition to marketing its products and generating leads on leading B2B e-commerce websites such as BuyerZone.com and E-Bay, we have test marketed and advertised in a number of Business (Business Journal, various states) and trade publications such as the Journal of the American Medical Association (JAMA) to better identify our potential client. We feel once our web site is completed we will also be in a position to make better use of "search engines"

                 Domestic US Telecommunications Market Analysis

Spending on Key Telephone Systems (KTS) and voice processing equipment is expected to increase substantially as the economy continues to rebound. The market will slowly expand fueled by system upgrades and add-on lines, as well as by new purchases and inroads into small systems markets traditionally served by KTS and Centrex (carrier provided lines). The majority of shipments and the fastest growth should occur in systems with 1,000 lines or less, reflecting the trend in the overall economy in which small- and medium-sized companies are acquiring the technology previously available only to large companies. The increase in the voice communications market also reflects a boost in spending on maintenance and repair.

With the world's phone lines, satellites and cables overflowing, the race is on to develop the technologies for high-speed data delivery. Deregulation, combined with the Internet-driven transformation from a voice to data telecommunications infrastructure and from analog to digital, is powering the U.S. telecommunications industry.

                                Principal Market.

Our client base is national and our business market is the ever growing small to medium sized business. We have no geographical limitations, because of our national advertising in various trade magazines and B2B web sites and search engines. We can deliver equipment and arrange for installation anywhere in the country.

                              Sales and Marketing.

We currently employ two in-house sales representatives one being Charles J Smith who market telecom hardware and software to both new accounts and established customers. These positions are currently part time. The sales call is done via telephone. Upon completion of the sale, the accounting department invoices the customer and the equipment is blind shipped via Federal Express or UPS by our chosen vendor. Payment for the phone equipment is either prepaid prior to shipment, by credit card or C.O.D.

                          Telephone Equipment Sources.

Some of Telcom's sources for new telecommunications equipment is through Satlink, which is a fee based ($150 month) private satellite link for telecommunications equipment dealers, E-bay or auctions. In addition, national trade publications also provide sources from which we can buy telecommunications equipment at wholesale levels. Two trade publications we often use are "The
Gear" and "The Mart." We are not dependent upon any single source to purchase telecommunications equipment. Pricing will vary much like a commodity based upon volume, the age of the equipment, the color, software version, etc.

                   Dependence on One or a Few Major Customers

We do not depend on any one or a few major customers.

        Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

            Need For Government Approval for its Products or Services

We are not required to apply for or have any government approval for our products or services.

               Effect of Governmental Regulations on our Business

We will be subject to the same federal laws and regulations that relate directly or indirectly to our operations as are the manufacturers and distributors. We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of Nevada. Otherwise, government regulations do not have a material impact upon our business

              Research and Development Costs for the Past Two Years

We have not expended funds for research and development costs in the past two years.

     Costs and Effects of Compliance with Environmental Laws and Regulations

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue.

To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, our business and prospects could be adversely affected.

                              Equity Incentive Plan

We currently have no equity incentive or option plan in place.

                               Number of Employees

We currently employ two (2) part-time employees.


                          Reports to Securities Holders

We intend to provide an annual report that includes audited financial information to our shareholders. We will become subject to disclosure filing requirements once our SB-2 registration statement becomes effective, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
----------------------------------------------------------
The following discussion is intended to provide an analysis of our financial condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

With two years of limited operations and a need for additional funding in the form of debt or equity to provide the necessary working capital to achieve our goals we remain optimistic in our approach towards building our business and creating shareholder value. However, at this point in time we have insufficient cash flow to meet our cash requirements through 2004 and there can be no assurance we will continue to meet our cash requirements beyond the end of 2004.

We intend to grow additional revenues through the acquisition of other telecom companies, which integrate into our overall business plan. To date, we have not yet identified any such companies or entered into any negotiations with any potential acquisition candidate. A likely candidate might be another dealer offering another product line like "Avaya" or "Lucent".

Our principal business is the purchase of new and used telephone equipment and the retail sale of new and used phone equipment. We have identified the Internet as the best way to present our company and its products to the small business community. Our marketing efforts have been directed towards the "professional" office, i.e. Doctors, Attorneys, Architects, etc who can best utilize the most innovative communications products available at reasonable cost. We have had positive results in our test markets with classified ads in the American Medical Association Journal (JAMA.) We feel with an adequate advertising budget of $10,000 per month we can routinely advertise in most "professional" trade publications and point the potential customer to our interactive web site. Some of the features we are currently developing for our web site are noted below.

Estimated costs for this project are 200,000 shares of company stock to be issued at the conclusion of the project to MFSNet.com or $43,400 in cash. Out time frame for completion is for 1st quarter 2005.

                              Results of Operations

Fiscal  Year  Ended,  March 31,  2004 as compared to fiscal year ended March 31,
2003.

Total revenues for the fiscal year 2004 were $16,933 as compared to $47,422 in fiscal 2002, a decrease of $30,489, mainly due to Mr. Smith spending more time as a consultant to the industry and educating himself to the Wireless Broadband market, perhaps another revenue stream for the company in the near future.

Cost of goods sold for fiscal 2004 decreased by $24,134, to $8,831 from $32,965 for fiscal 2003, due to a significant decrease in sales volume.

General and administrative expenses in fiscal 2004 increased by $8451, to $24,717 from $16,266 for fiscal 2003 due to purchase of new office equipment and computers.

There was no interest income to report for fiscal 2004 or fiscal year 2003.

The net loss increased by $(13,700) to $(15,923) for fiscal 2004 from $(2,223) for fiscal 2003. The increase is primarily due to increased expenses and a decrease in revenues as a result of decreased sales of telephone equipment.

Period Ended June 30, 2004 as compared to the Period Ended June 30, 2003.

Total revenues for the period ending June 30, 2004, were $0.00 as compared to $12,083 for the same period in 2003, a decrease of $12,083, mainly due to Mr. Smith spending more time as a consultant to the industry and educating himself to the Wireless Broadband market, perhaps another revenue stream for the company in the near future.

Cost of goods sold for the period ending June 30, 2004 was $0.00 compared to $6,217 for the same period in 2003, due to a significant decrease in sales volume.

General and administrative expenses for the period ending June 30, 2004 were $5,171 compared to $8,791 for the same period in 2003 due to the lack of any extraordinary purchases during the period.

There was no interest income to report for the period ending June 30, 2004 or 2003.

The net loss increased to $(5,171) for the period ending June 30, 2004 from $(2,925) for the same period in 2003. The increase is primarily due to increased expenses and a decrease in revenues as a result of decreased sales of telephone equipment.

              Financial Condition, Liquidity and Capital Resources

With two years of limited operations and a need for additional funding in the form of debt or equity to provide the necessary working capital to achieve our goals we remain optimistic in our approach towards building our business and creating shareholder value. However, at this point in time we have insufficient cash flow to meet our cash requirements through 2004 and there can be no assurance we will continue to meet our cash requirements beyond the end of 2004.

At March 31, 2004, we had approximately $950 in cash and marketable securities, as compared to a balance of $8,662 at March 31, 2003. The net decrease of $7712 in cash and marketable securities is primarily due to cash used in operations.

We have historically used existing cash and readily marketable securities balances to fund operating losses and capital expenditures.

We have incurred recurring losses and had net losses aggregating $(18,146) in fiscal years ended March 31, 2004 and 2003. We intend to finance this business strategy by raising funds either through debt or equity and future working capital resources and cash flows from existing operations, current sales would not be sufficient to offset related expenses.

We anticipate that our cash flow from operations, available cash and marketable securities will not be sufficient to meet our anticipated financial needs for at least the next 12 months. we will need to raise additional capital, which might not be available on reasonable terms or at all. Failure to raise capital when needed would adversely impact our business, operating results and liquidity. If additional funds are raised through the issuance of equity securities, the percentage of ownership of existing stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our Common Stock. Additional sources of financing may not be available on acceptable terms, if at all.

We had no material capital resource commitments at March 31, 2004.

                         Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.


DESCRIPTION OF PROPERTY
------------------------
                                Office Facilities

We currently occupy executive offices located at 4790 Caughlin Pkwy, Ste 387, Reno, Nevada 89509. We rent 1,100 Square Feet of office space with a reception station and three private offices with a small storage area. Rent is $1,100 per month and is on a month to month basis with no lease. At this time our accomadations are sufficient for our immediate needs but would be too small if we were to hire additional staff and carry more inventory.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-----------------------------------------------
On December 6, 2002, we issued  5,007,000  shares of our common stock to Charles
J. Smith, our sole officer and director, for services rendered to Telcom in connection with the formation and organization of our company. The value of these services to Telcom was $5,007, or $0.001 per share.

On March 17, 2004, Charles J. Smith gifted to various individuals 1,039,000 shares of common stock and retained 3,968,000 shares for himself.

In May 2004, we entered into a consulting agreement with MFSNet.com which is owned and operated by a sibling of the president and CEO of our Company. The agreement is for networking and website development related services and provides for payment of 200,000 shares of our common stock for services performed. These shares have not yet been issued.



MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
---------------------------------------------------------

                           Principal Market or Markets

Our common stock is not listed on any exchange and there is no public trading market for the common stock.

                   Approximate Number of Common Stock Holders

As of August 12, 2004 we had 5,007,000 shares of common stock issued and outstanding, held by approximately 61 shareholders.


DIVIDEND POLICY
-----------------
We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.


EXECUTIVE COMPENSATION
-----------------------
The following table sets forth certain information concerning the compensation paid by Telcom for services rendered in all capacities to Telcom from April 1, 2003 through the fiscal year ended March 31, 2004, of all officers and directors of Telcom.

Name and Principal                                               Underlying
Positions at 3/31/04          Salary    Bonus   Compensation        Options

--------------------------------------------------------------------------------
Charles J. Smith               $0.00    $0.00          $0.00          $0.00


SHARES ELIGIBLE FOR FUTURE SALE
---------------------------------
Upon completion of the offering, we will have 5,007,000 shares of common stock outstanding. A current shareholder who is an "affiliate" of Telcom, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Telcom, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Telcom. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.


LEGAL MATTERS
--------------
The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008 will pass upon the validity of the shares offered hereby for the Company.


SECURITIES ACT INDEMNIFICATION DISCLOSURE
-----------------------------------------
Telcom's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against
public  policy  as  expressed  in  the   Securities   Act,  and  is,   therefore
unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


EXPERTS
-------
The financial statements of Telcom as of March 31, 2004 and 2003, included in this prospectus have been audited by Shelley International, C.P.A., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.


TRANSFER AGENT
---------------
Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
--------------------------------------------------------------------------------
There have been no changes in and/or disagreements with Shelley International, C.P.A. on accounting and financial disclosure matters.

PART II - FINANCIAL STATEMENTS

                     Financial Statements Table of Contents

Report of Independent Registered Public Accounting Firm.......................30
Balance Sheets................................................................31
Statement of Operations.......................................................32
Statement of Stockholders' Equity.............................................33
Statement of Cash Flows.......................................................34
Notes to Financial Statements.................................................35

Financial Statements and Notes for period ending June 30, 2004................38

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             --------------------------------------------------------

To the Board of Directors/Audit Committee
TELCOM DIRECT, INC.

We have audited the accompanying balance sheets of TELCOM DIRECT, INC. (a Nevada corporation) as of March 31, 2004 and 2003 and the related statements of operations, stockholders' equity, and cash flows for the year in the period ended March 31, 2004 and the period December 6, 2002 (inception) to March 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TELCOM DIRECT, INC. as of March 31, 2004 and 2003 and the related statements of operations and cash flows for the year in the period ended March 31, 2004 and the period December 6, 2002 (inception) to March 31, 2003. in conformity with U.S. generally accepted accounting principles.



Shelley International CPA


June 9, 2004
Mesa, Arizona, U.S.A.

                               TELCOM DIRECT, INC.
                                 Balance Sheets

                                                  March 31,
                                                2004       2003
                                            ----------  ----------

                                   ASSETS
                                  --------
Current Assets
     Cash                                   $      950  $    8,662
     Inventory                                     573         220
                                            ----------  ----------
     Total Current Assets                        1,523       8,882
                                            ----------  ----------
Other Assets
       Deferred Tax Asset                          278           0
     Loan to Shareholder                         2,555      18,055
                                            ----------  ----------
     Total Other Assets                          2,833      18,055
                                            ----------  ----------

     Total Assets                            $   4,356  $   26,937
                                            ==========  ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                     -------------------------------------

Current Liabilities
     Accounts Payable                                    $  10,114
     Customer Deposits                                       1,630
       Income Taxes Payable
                                                               414
     Loan from Related Party                                 6,500
                                            ----------  ----------
      Total Current Liabilities
                                                     -      18,658
                                            ----------  ----------
Stockholders' Equity

     Common Stock, authorized
     25,000,000 shares,
     par value $0.001,
     5,007,000 shares issued and
     outstanding at March 31, 2004
     and 2003                                    5,007       5,007

     Paid in Capital                            17,495       5,495

     Accumulated Deficit                       (18,146)     (2,223)
                                            ----------  ----------
     Total Stockholders' Equity                  4,356       8,279
                                            ----------  ----------
     Total Liabilities and
     Stockholders' Equity                    $   4,356   $  26,937
                                            ==========  ==========


The accompanying notes are an integral part of these statements.

                              TELCOM DIRECT, INC.
                            Statements of Operations

                                                   year          Period from
                                                   ended       December 6, 2002
                                                 March 31,       to March 31,
                                                   2004              2003
                                            ----------------- -----------------

Revenue
    Sales of Equipment                               $ 16,933          $ 47,422

    Total Revenue                                      16,933            47,422
                                            ----------------- -----------------
Costs of Goods Sold                                     8,831            32,965
                                            ----------------- -----------------
    Gross Profit                                        8,102            14,457
                                            ----------------- -----------------
Expenses
    Officer contributed services                       12,000             4,000
    General and administrative                         12,717            12,266
                                            ----------------- -----------------
    Total Expenses                                     12,717            16,266
                                            ----------------- -----------------
Provision for Income Taxes                               (692)              414
                                            ----------------- -----------------
Net Income (Loss)                                    $ (3,923)         $ (2,223)
                                            ================= =================
Basic and Diluted Earnings (Loss) per Share         a                a
                                            ----------------- -----------------
Weighted Average Number of Shares                   5,007,000         5,007,000
                                            ----------------- -----------------

The accompanying notes are an integral part of these statements.

                               TELCOM DIRECT, INC
                       Statements of Stockholders' Equity




                                    Common Stock       Paid in      Accumulated    Total
                                Shares      Amount     Capital       Deficit       Equity
                             ----------- -----------  -----------  ------------ -----------
Founder's Stock
at $0.00128 per share          5,007,000  $    5,007   $    1,495                $    6,502

Officer Contributed Services                                4,000                     4,000

Net (Loss)                                                         $     (2,223)     (2,223)
                             ----------- -----------  -----------  ------------ -----------
Balance, March 31, 2003        5,007,000       5,007        5,495        (2,223)      8,279

Officer Contributed Services                               12,000                    12,000

Net (Loss)                                                              (15,923)    (15,923)
                             ----------- -----------  -----------  ------------ -----------
Balance, March 31, 2004        5,007,000       5,007       17,495       (18,146)      4,356
                             =========== ===========  ===========  ============ ===========


The accompanying notes are an integral part of these statements

                               TELCOM DIRECT,INC.
                            Statements of Cash Flows


                                                  year          Period from
                                                  ended       December 6, 2002
                                                March 31,       to March 31,
                                                  2004              2003
                                             ---------------- ----------------

Operating Activities

Net Income (Loss)                              $      (15,923)   $      (2,223)

     Adjustments to Net (Loss)
     Contributed services officer                      12,000            4,000

     Changes in Assets and Liabilities
                                                         (353)
     Inventory                                                            (220)
     Deferred Tax Asset                                  (278)
     Change in Payables                                18,658)          12,158

                                             ---------------- ----------------

     Cash from Operations                             (23,212)          13,715
                                             ---------------- ----------------
Investing Activities
     Purchase of shares

     Cash Used for Investments                                               -
                                             ---------------- ----------------
Financing Activities
     Shareholder Loans                                 15,500          (11,555)
     Sale of common stock                                                6,502
                                             ---------------- ----------------
     Cash used in Financing                            15,500            5,053)
                                             ---------------- ----------------
Net Change in Cash                                     (7,712)           8,662

Beginning Cash Balance                                  8,662                -
                                             ---------------- ----------------

Ending Cash Balance                            $          950   $        8,662
                                             =================================

Significant non cash transactions
     none


The accompanying notes are an integral part of these statements

                               TELCOM DIRECT, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.  GENERAL ORGANIZATION AND BUSINESS

TELCOM DIRECT, INC. (the Company) was incorporated under the laws of the state of Nevada on December 6, 2002. The Company's is to sell telephone systems for businesses. The Company purchases its equipment for resale on an as needed basis when it receives an order.

NOTE  2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis The basis is accounting principles generally accepted in the United States of America.

Earnings (Loss) per Share
The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. The Company has no potentially dilutive shares outstanding. Therefore the basic and dilutive are the same.

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Income Taxes
The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Stock Based Compensation
The Company accounts for its stock based compensation based on provisions in SFAS No. 123, Accounting for Stock-Based Compensation which utilizes the fair method for the valuation of its securities given as compensation. The Company currently has no Stock Based Compensation program.

Advertising
Advertising is expensed when incurred. Advertising expense was $428 for the period ended March 31, 2003 and $696 for the year ended March 31, 2004.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue
Revenue for sales is recorded when the product is shipped to the customer. All recent sales have been COD. The Company carries no warranties or guaranties itself except those of the equipment manufacturer, which is replacement for defective parts. The installation has not been extensive up to this point. There are no multiple deliverables.

NOTE 3.  STOCKHOLDERS' EQUITY

Common Stock

On December 6, 2002 the Company issued 5,007,000 shares of common stock to its founder and the then sole shareholder for $6,502.

On March 17, 2004 the sole shareholder gifted to various individuals 1,064,000 shares of common stock and retained 3,943,000 shares for himself.

The officer of the Company contributed services to the Company without cash compensation since inception. These services were on a part time basis and the associated value has been recorded at $1,000 per month.

NOTE 4.  RELATED PARTY TRANSACTIONS

The officer and director of the Company is involved in other business activities and may, in the future, become involved in other business opportunities becomes available, he may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

As of March 31, 2003 the Company had loans a shareholder $18,055. This was a demand note which carried no interest. This note was paid down to $2,833 by the end of the next year March 31, 2004.

The Company borrowed funds from an officer with a non interest bearing demand note. As of March 31, 2003 the balance was $6,500. This note was paid off shortly thereafter showing a zero balance as of March 31, 2004.

NOTE 5.  PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

The total deferred tax asset is calculated by multiplying a 15% estimated tax rate by the items making up the deferred tax account, the NOL.

The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.

                                                       3/31/04     3/31/03


         Tax Asset Changes                               ($278)         $0
         Valuation Account                                   0           0

         Current Taxes Payable(refundable)                (414)        414


         Current Provision for Income Taxes              $(692)       $414
                                                     ---------    --------

The federal NOL is the following.

                        Year       Amount    Year
                                             Expired
                  ----------   ---------- ----------
                     3/31/04        1,853  3/31/2004
                  ----------   ---------- ----------


NOTE  8.           THE EFFECT OF RECENTLY ISSUED ACCOUNTING  STANDARDS



Below is a listing of the most recent accounting standards and their effect on the Company.


     SFAS 148  Accounting for Stock-Based Compensation-Transition and Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

     SFAS 149       Amendment of Statement  133 on  Derivative  Instruments  and
               Hedging Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

     SFAS 150        Financial   Instruments   with   Characteristics   of  both
               Liabilities and Equity

     This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

Interpretation No. 46 (FIN 46)

Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.

                     FINANCIAL STATEMENTS TABLE OF CONTENTS
                    ----------------------------------------
         Financial Statements and Notes for period ending June 30, 2004

Balance sheets (unaudited)....................................................39

Statements of Operations for the three months
ended June 30, 2003 and 2004 (unaudited)......................................40

Statements of Stockholders' Equity
for the period ending June 30, 2004...........................................41

Statements of Cash Flows for the three months ending
June 30, 2003 and 2004 (unaudited)............................................42

Notes to Financial Statements.................................................43

                               TELCOM DIRECT, INC.
                                 Balance Sheets
                                   (unaudited)

                                             June 30,       March 31,
                                              2004            2004
                                           ------------  ------------
                                  ASSETS
                                ---------
Current Assets
      Cash                                  $    1,334    $       950
      Inventory                                    573            573
                                           ------------  ------------
       Total Current Assets                       1,907         1,523
                                           ------------  ------------
Other Assets
      Deferred Tax Asset                            278           278
      Loan to Shareholder                             -         2,555
                                           ------------  ------------
      Total Other Assets                            278         2,833
                                           ------------  ------------
     Total Assets                           $     2,185   $     4,356
                                           ============  ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
                           -----------------------------------

Current Liabilities                                   -             -
                                           ------------  ------------
Stockholders' Equity

     Common Stock, authorized
     25,000,000 shares,
     par value $0.001,
     5,007,000 shares issued and            $     5,007   $     5,007
     outstanding at June 30, 2004
     and March 31, 2004

     Paid in Capital                             20,495        17,495

     Accumulated Deficit                         23,317)      (18,146)
                                           ------------  ------------
       Total Stockholders' Equity                 2,185         4,356
                                           ------------  ------------
     Total Liabilities and
     Stockholders' Equity                   $     2,185   $     4,356
                                           ============  ============


The accompanying notes are an integral part of these statements.

                              TELCOM DIRECT, INC.
                            Statements of Operations
                                   (unaudited)


                                             Three months  Three months
                                                ended         ended
                                              June 30,       June 30,
                                               2004           2003
                                            -------------- -------------
Revenue
   Sales of Equipment                                    -  $     12,083
                                            -------------- -------------
   Total Revenue                                         -
                                            -------------- -------------
Costs of Goods Sold                                                6,217
                                            -------------- -------------
   Gross Profit                                          -         5,866
                                            -------------- -------------
Expenses
   Officer contributed services              $       3,000         3,000
   General and administrative                        2,171         5,791
                                            -------------- -------------
   Total Expenses                                    5,171         8,791
                                            -------------- -------------
Provision for Income Taxes
                                                         -             -
                                            -------------- -------------
Net Income (Loss)                            $      (5,171) $     (2,925)
                                            ============== =============
Basic and Diluted Earnings (Loss) per Share        a             a
                                            -------------- -------------

Weighted Average Number of Shares                5,007,000     5,007,000
                                            -------------- -------------

a = less than $0.01


The accompanying notes are an integral part of these statements

                                 TELCOM DIRECT
                       Statements of Stockholders' Equity



                                      Common Stock       Paid in    Accumulated     Total
                                   Shares      Amount    Capital      Deficit      Equity
                               ------------- ---------- ----------- ------------- ----------
Founder's Stock
at $0.00128 per share              5,007,000  $   5,007  $    1,495               $    6,502

Officer Contributed Services                                  4,000                    4,000

Net (Loss)                                                               (2,223)     (2,223)
                               ------------- ---------- ----------- ------------- ----------

Balance, March 31, 2003            5,007,000      5,007       5,495      (2,223)       8,279

Officer Contributed Services                                 12,000                   12,000

Net (Loss)                                                              (15,923)     (15,923)
                               ------------- ---------- ----------- ------------- ----------
Balance, March 31, 2004            5,007,000      5,007      17,495     (18,146)       4,356

Officer Contributed Services                                  3,000                    3,000
                                ------------- ---------- ----------- ------------- ----------
Net (Loss)                                                               (5,171)      (5,171)
                               ------------- ---------- ----------- ------------- ----------

Balance,  June 30, 2004            5,007,000      5,007      20,495     (23,317)       2,185
                               ============= ========== =========== ============= ==========

The accompanying notes are an integral part of these statements

                              TELCOM DIRECT, INC.
                            Statements of Cash Flows
                                  (unaudited)


                                                    Three months  Three months
                                                       ended         ended
                                                      June 30,      June 30,
                                                       2004           2003
                                                    ------------  ------------
Operating Activities

Net Income (Loss)                                    $    (5,171)   $   (2,925)

     Adjustments to Net (Loss)
     Contributed services officer                          3,000         3,000

     Changes in Assets and Liabilities

     Inventory                                                            (353)
     Change in Payables                                                 (8,641)
                                                    ------------  ------------
     Cash from Operations                                 (2,171)        8,919)
                                                    ------------  ------------
Investing Activities
     Purchase of shares                             ------------  ------------

     Cash Used for Investments                                 -
                                                    ------------  ------------
Financing Activities
     Shareholder Receivable                                2,555
     Shareholder Loans                                                   1,500
                                                    ------------  ------------
     Cash used in Financing                                2,555         1,500
                                                    ------------  ------------
Net Change in Cash                                           384        (7,419)

Beginning Cash Balance                                       950         8,662
                                                    ------------  ------------
Ending Cash Balance                                  $     1,334   $     1,243
                                                    ============  ============

Significant non cash transactions
     none

The accompanying notes are an integral part of these statements

NOTES TO FINANCIAL STATEMENTS


                               TELCOM DIRECT, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.  GENERAL ORGANIZATION AND BUSINESS

TELCOM DIRECT, INC. (the Company) was incorporated under the laws of the state of Nevada on December 6, 2002. The Company sells telephone systems to businesses. The Company purchases its equipment for resale on an as needed basis when it receives an order.

Because of lack of operating capital the Company was not able to have any sales for the quarter ending June 30, 2004.

NOTE  2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis and Going Concern.
The accompanying statements have been prepared following accounting standards generally accepted in the United States of America. As reflected in the accompanying financial statements, the Company had no sales for the last quarter. The statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In the opinion of management, the accompanying financial statements reflect all adjustments (which include only normal recurring adjustments) and reclassifications for comparability necessary to present fairly the financial position and results of operations of the Company. These statements are based upon information currently available to management.


Earnings (Loss) per Share.
The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. The Company has no potentially dilutive shares outstanding. Therefore the basic and dilutive are the same.

Dividends The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Income Taxes The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Stock Based Compensation

The Company accounts for its stock based compensation based on provisions in SFAS No. 123, Accounting for Stock-Based Compensation which utilizes the fair method for the valuation of its securities given as compensation. The Company currently has no Stock Based Compensation program.

Advertising
Advertising is expensed when incurred. Advertising was $587 for the three months ended June 30, 2003 and $0 for the three months ended June 30, 2004.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue
Revenue for sales is recorded when the product is shipped to the customer. All recent sales have been COD. The Company carries no warranties or guaranties itself except those of the equipment manufacturer, which is replacement for defective parts. The installation has not been extensive up to this point. There are no multiple deliverables.

NOTE 3.  STOCKHOLDERS' EQUITY

Common Stock
On December 6, 2002 the Company issued 5,007,000 shares of common stock to its founder and the then sole shareholder for $6,502.

On March 17, 2004 the sole shareholder gifted to various individuals 1,039,000 shares of common stock and retained 3,968,000 shares for himself.

The officer of the Company contributed services to the Company without cash compensation since inception. These services were on a part time basis and the associated value has been recorded at $1,000 per month.

NOTE 4.  RELATED PARTY TRANSACTIONS

The officer and director of the Company is involved in other business activities and may, in the future, become involved in other business opportunities becomes available, he may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

As of March 31, 2003 the Company had loaned a shareholder $18,055. This was a demand note which carried no interest. This note was paid down to $2,833 by the end of the next year March 31, 2004. This amount was paid off as of June 30, 2004.

The Company borrowed funds from an officer with a non interest bearing demand note. As of March 31, 2003 the balance was $6,500. This note was paid off shortly thereafter showing a zero balance as of March 31, 2004.

NOTE 5.  PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

The total deferred tax asset is calculated by multiplying a 15% estimated tax rate by the items making up the deferred tax account, the NOL.

The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below for the complete years.

                                                  3/31/04     3/31/03
                                                 ---------   ---------

         Tax Asset Changes                          ($278)          $0
         Valuation Account                              0            0

         Current Taxes Payable(refundable)           (414)         414


         Current Provision for Income Taxes         $(692)        $414
                                                  --------   ---------

The federal NOL is the following.

                  Year           Amount       Year
                                             Expired
                  ----------  ----------    ----------
                  3/31/04        1,853      3/31/2004
                  ----------  ----------    ----------


NOTE  8.           THE EFFECT OF RECENTLY ISSUED ACCOUNTING  STANDARDS



Below is a listing of the most recent accounting standards and their effect on the Company.


   SFAS 148         Accounting  for  Stock-Based   Compensation-Transition   and
                  Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

   SFAS 149         Amendment of Statement  133 on  Derivative  Instruments  and
                 Hedging Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

   SFAS 150          Financial   Instruments   with   Characteristics   of  both
                 Liabilities and Equity

     This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

Interpretation No. 46 (FIN 46)

Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.


PART III - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS
------------------------------------------
Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Telcom. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

(b)  unlawful distributions; or

(c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

     Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Telcom, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
---------------------------------------------
Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:
                                                     Amount
                                                    --------
 SEC registration fee                          $      19.75
 Printing and engraving expenses               $     200.00
 Legal fees and expenses                       $  20,000.00
 Accountants' fees and expenses                $   7,000.00
 Transfer agent's and registrar's fees         $     750.00
     and expenses
 Miscellaneous                                 $       0.00
       Total                                   $  27,969.75

The Registrant will bear all of the expenses shown above.




RECENT SALES OF UNREGISTERED SECURITIES
-----------------------------------------
Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On December 6, 2002, we issued  5,007,000  shares of our common stock to Charles
J. Smith, our President and Director, for services rendered to Telcom in connection with the formation and organization of our company. The value of these services to Telcom was $5,007, or $0.001 per share.

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Our officer and director determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend. Under the Securities Act of 1933, all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act.


                                    EXHIBITS
                                    --------

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number    Description
-------   --------------------------------------
 3.1      Articles of Incorporation
 3.2      Bylaws
 4.1      MFS.Net Agreement
 5.1      Legal Opinion and Consent of Counsel
23.1      Consent of Independent Auditors

                                    UNDERTAKINGS
                                   --------------

     The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, Inc. pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, United States of America.

Telcom Direct, Inc.

By: /s/ Charles J. Smith
   ----------------------                                  Date: August 10, 2004
        Charles J. Smith
        President

By: /s/ Charles J. Smith
    ---------------------                                  Date: August 10, 2004
        Charles J. Smith
        Chief Financial Officer


In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the date stated have signed this registration statement.

By: /s/ Charles J. Smith
    ---------------------                                  Date: August 10, 2004
        Charles J. Smith
        Director